Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267124

PROSPECTUS SUPPLEMENT NO. 18
(to Prospectus dated October 26, 2022)

D-WAVE QUANTUM INC.

COMMON SHARES
WARRANTS TO PURCHASE COMMON SHARES
COMMON SHARES UNDERLYING EXCHANGEABLE SHARES
COMMON SHARES UNDERLYING D-WAVE OPTIONS
COMMON SHARES UNDERLYING D-WAVE WARRANTS
COMMON SHARES UNDERLYING WARRANTS

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of October 26, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-267124).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 19, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of common stock, par value $0.0001 (“Common Shares”), and warrants to purchase Common Shares (“Warrants”), each whole Warrant exercisable for 1.4541326 Common Shares at an exercise price of $11.50, are listed on the New York Stock Exchange (the “NYSE”) under the symbols “QBTS” and “QBTS.WT,” respectively. On May 18, 2023, the last reported sales prices for the Common Shares and Warrants on the NYSE were $0.61 and $0.08, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 50 of the Prospectus for a discussion of applicable information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 19, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2023

D-Wave Quantum Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41468	88-1068854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3033 Beta Avenue
Burnaby, British Columbia
Canada
V5G 4M9
(Address of principal executive offices)

(604) 630-1428
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QBTS	New York Stock Exchange
Warrants, each whole warrant exercisable for 1.4541326 shares of common stock at an exercise price of $11.50	QBTS.WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.02.	Results of Operations and Financial Condition.

On May 19, 2023, D-Wave Quantum Inc. issued a press release announcing its financial results for the fiscal first quarter ended March 31, 2023. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

The information contained in this Current Report on Form 8-K and in the accompanying exhibit are “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
99.1	Press Release issued by D-Wave Quantum Inc., dated May 19, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D-Wave Quantum Inc.

Dated: May 19, 2023	By:	/s/ Alan Baratz
	Name:	Alan Baratz
	Title:	President & Chief Executive Officer

Exhibit 99.1

DRAFT

D-Wave Reports First Quarter Results

Revenue of $1.6 million

Total Bookings of $2.9 million

Research published in Nature shows computational advantage of D-Wave’s quantum computer, proving quantum dynamics speedup over classical on a set of complex problems

BURNABY, B.C. & PALO ALTO, Calif. – May 19, 2023 – D-Wave Quantum Inc., (NYSE: QBTS) (“D-Wave” or the “Company”) a leader in commercial quantum computing systems, software, and services, today announced financial results for its first quarter ended March 31, 2023.

“Our first quarter results reflect our continued measured progress across key business initiatives including commercial customer adoption, production-readiness efforts, product development and scientific advancements,” said Dr. Alan Baratz, CEO of D-Wave. “We continue to expand our business with commercial customers with the percentage of our revenue derived from commercial customers increasing by 30% when comparing our last four quarters with the immediately preceding four quarters. First quarter bookings of $2.9 million were up by 297% on a year-over-year basis, representing the fifth consecutive quarter of sequential quarter-to-quarter increases in bookings. On the technical front, we achieved a significant scientific milestone, published in Nature, proving that the D-Wave Advantage system’s use of quantum delivers a speedup over classical for an important class of complex problems, 3D spin glasses. The observed speedup matches the theory of coherent quantum annealing and shows a direct connection between coherence and the core computational power of quantum annealing. We believe this research has important implications to optimization and the benefits will increase with future generation systems, including Advantage2.”

Recent Commercial / Business Highlights

•
Signed a number of new and expanded existing customer engagements with Forbes Global 2000 companies as well as industry leaders such as Interpublic Group, Unisys US, POLARISqb, and Quantum Algorithms Institute

•
Grew first quarter bookings by 297% on a year-over-year basis, representing the fifth consecutive quarter of sequential quarter-to-quarter growth in bookings and the fourth consecutive quarter of year-over-year growth in bookings

•
Expanded average deal size comprised of both QCaaS and Professional Services bookings by 430% on a year-over-year basis and by 68% on a sequential Q4 to Q1 basis with the average deal size increasing sequentially for each of the last five quarters

•	Completed the SOC 2 Type 1 audit, an important initiative in support of D-Wave’s commercial and production readiness, which helps ensure the protection of customer data

Recent Technical Highlights

•
Published significant research findings in Nature that show coherent quantum annealing can improve solution quality faster than classical for a specific problem set, 3D spin glasses. It is a significant achievement not only for D-Wave, but for the industry as a whole, as evidence of quantum technology’s proven superior performance and utility for larger-scale optimization problems

•
Introduced a new hybrid solver plug-in for feature selection as part of the company’s focus on helping companies leverage quantum technology to streamline development of machine learning (ML) applications.

First Quarter Fiscal 2023 Financial Highlights

•
Revenue: Revenue for the first quarter of fiscal 2023 was $1.6 million, a decrease of $130,000, or 7.6%, from fiscal 2022 first quarter revenue of $1.7 million. Given the nature of our professional services engagements, the timing of the booked revenue may vary from period to period resulting in some degree of variability in the timing of the corresponding revenue recognition.

•
Bookings[1]: Bookings for the first quarter of fiscal 2023 were $2.9 million, an increase of $2.2 million, or 297%, from fiscal 2022 first quarter bookings of $733,000. This represents D-Wave’s fifth consecutive quarter of sequential quarter-to-quarter growth in bookings and the fourth consecutive quarter of year-over-year growth in bookings.

•
Average Deal Size[1]: During the first quarter of fiscal 2023, D-Wave’s average deal size (comprised of both QCaaS and Professional Services bookings) increased by 430% when compared to the first quarter of fiscal 2022. On a sequential quarter-to-quarter basis, the average size deal increased in each of the last five quarters and increased by 68% from the fourth quarter of fiscal 2022 to the first quarter of fiscal 2023

•
Customers: Over the last four quarters, we had 65 revenue producing commercial customers compared with 63 commercial customers in the immediately preceding four quarters with commercial revenue increasing by 30% between the two periods. Over the last four quarters, we had a total of 109 revenue producing customers compared with 106 total customers in the immediately preceding four quarters, with total customers including commercial, educational and government accounts.

•
GAAP Gross Profit: GAAP gross profit for the first quarter of fiscal 2023 was $421,000, a decrease of $676,000, or 61.6%, from the first quarter of fiscal 2022 GAAP gross profit of $1.1 million, with the decrease due primarily to lower revenue and significantly higher non-cash stock-based compensation expense in the first quarter of fiscal 2023 cost of sales.

•
GAAP Gross Margin: GAAP gross margin for the first quarter of fiscal 2023 was 26.6%, a decrease of 37.4% from the 64.0% GAAP gross margin for the first quarter of fiscal 2022 with the decrease due primarily to lower revenue and significantly higher non-cash stock-based compensation expense in the first quarter of fiscal 2023 cost of sales.

•
Non-GAAP Gross Profit[2]: Non-GAAP gross profit for the first quarter of fiscal 2023 was $852,000, a decrease of $317,000, or 27.1%, from the first quarter of fiscal 2022 non-GAAP gross profit of $1.2 million. The difference between GAAP and non-GAAP gross profit is limited to non-cash stock-based compensation and depreciation expenses that are excluded from the non-GAAP gross profit.

•
Non-GAAP Gross Margin[3]: Non-GAAP gross margin for the first quarter of fiscal 2023 was 53.8%, a decrease of 14.4% from the first quarter of fiscal 2022 non-GAAP gross margin of 68.2%. The difference between GAAP and non-GAAP gross margin is limited to non-cash stock-based compensation and depreciation expenses that are excluded from the non-GAAP gross margin.

•
GAAP Operating Expenses: GAAP operating expenses for the first quarter of fiscal 2023 were $25.1 million compared with $12.0 million in the first quarter of fiscal 2022 with the year-over-year increase including $5.6 million in non-cash stock-based compensation expense and higher public company and headcount-related expenses.

•
Non-GAAP Adjusted Operating Expenses[4]: Non-GAAP operating expenses for the first quarter of fiscal 2023 were $17.8 million compared with $10.9 million in the year earlier fiscal 2022 first quarter with the difference between GAAP and non-GAAP operating expenses being primarily non-cash stock-based compensation expense and depreciation.

•	Net Loss: Net loss for the first quarter of fiscal 2023 was $24.6 million, or $0.20 per share, compared with a net loss of $11.7 million, or $0.09 per share, in the first quarter of fiscal 2022.

•
Adjusted EBITDA[5]: Adjusted EBITDA for the first quarter of fiscal 2023 was negative $16.9 million, compared with a negative $9.8 million in the fiscal 2022 first quarter with the increase due primarily to higher public company and headcount-related expenses.

We are providing non-GAAP gross profit, non-GAAP gross margin, adjusted operating expenses and Adjusted EBITDA as we believe these metrics improve investors’ ability to evaluate our underlying performance.  Non-GAAP measures do not have any standardized meaning under GAAP, and therefore may not be comparable to similar measures employed by other companies.

1
“Bookings” is a non-GAAP financial measure that is defined as customer orders received that are expected to generate net revenues in the future. We present the operational metric of bookings because it reflects customers' demand for our products and services and to assist readers in analyzing our performance in future periods

2
“Non-GAAP gross profit” is a non-GAAP financial measure. For a description of non-GAAP gross profit and a reconciliation to gross profit, the closest comparable GAAP financial measure, refer to “Non-GAAP Financial Measures” below and the reconciliation table at the end of this release.

3
“Non-GAAP gross margin” is a non-GAAP financial measure. For a description of non-GAAP gross margin and a reconciliation to gross margin, the closest comparable GAAP financial measure, refer to “Non-GAAP Financial Measures” below and the reconciliation table at the end of this release.

4
Adjusted operating expenses is a non-GAAP financial measure. For a description of adjusted operating expenses and a reconciliation to operating expenses, the closest comparable GAAP financial measure, refer to “Non-GAAP Financial Measures” below and the reconciliation table at the end of this release.

5
Adjusted EBITDA is a non-GAAP financial measure. For a description of Adjusted EBITDA and a reconciliation to net loss, the closest comparable GAAP financial measure, refer to “Non-GAAP Financial Measures” below and the reconciliation table at the end of this release.

Balance Sheet and Liquidity
As of March 31, 2023, D-Wave’s consolidated cash balance totaled $9 million. On April 13, 2023, D-Wave entered into a $50 million four-year term loan agreement with PSPIB Unitas Investments II Inc., an affiliate of PSP Investments. The initial advance under the term loan was $15 million with second and third advances of $15 million and $20 million respectively, subject to certain terms and conditions. The initial $15.0 million tranche is expected to provide the Company with sufficient cash runway until the second $15.0 million tranche. However, there can be no assurance that the Company will be able to meet the conditions necessary to draw on the second and third tranches.

As previously disclosed, D-Wave entered into a common stock purchase agreement (Equity Line of Credit or “ELOC”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) on June 16, 2022, wherein the Company has the right, but not the obligation, to issue and sell up to $150 million of shares of its common stock to Lincoln Park, subject to certain limitations and satisfaction of certain conditions, over a 3-year period. Since the agreement was entered into, D-Wave has raised approximately $20 million under the ELOC. D-Wave’s ability to raise additional funds under the ELOC is subject to registration of additional shares and our stock price being above the $1.00 per share.

Fiscal Year 2023 Outlook
We are reiterating the full year 2023 financial guidance provided in our 2022 fourth quarter earnings release dated April 14, 2023 based on current market conditions and expectations. Our guidance is subject to various cautionary factors described below. Based on the information available on May 18, 2023, guidance for the full year 2023 is as follows:

Revenue
•
Revenue is expected to be in a range of $12 million to $13 million representing growth of 67% to 80% over the fiscal 2022 revenue. Revenue is expected to increase sequentially in the second quarter from the first quarter.

Adjusted EBITDA
•	Adjusted EBITDA is expected to be less than negative $62 million.

1.
We are not able to reconcile guidance for Adjusted EBITDA to its most directly comparable GAAP measure, net loss, and cannot provide an estimated range of net loss for such period without unreasonable efforts because certain items that impact net loss, including foreign exchange and stock-based compensation, are not within our control or cannot be reasonably predicted.

First Quarter 2023 Conference Call
In conjunction with this announcement, D-Wave will host a conference call on Friday, May 19, 2023, at 8:00 a.m. (Eastern Time), to discuss such financial results and its business outlook. The live dial-in number is 1-877-407-3982 (domestic) or 201-493-6780 (international), conference ID code 13738831. A live webcast and subsequent replay of the call will also be available on the “Investors” page of the Company’s website at: http://ir.dwavesys.com/.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society. We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s technology is being used by some of the world’s most advanced organizations, including Volkswagen, Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.

Non-GAAP Financial Measures
To supplement the financial information presented in accordance with GAAP, we use non-GAAP measures of certain components of financial performance. Each of non-GAAP gross profit, non-GAAP gross margin, Adjusted EBITDA and adjusted operating expenses is a financial measure that is not required by or presented in accordance with GAAP. Management believes that each measure provides investors an additional meaningful method to evaluate certain aspects of such results period over period. Non-GAAP gross profit is defined as GAAP Gross Profit less non-cash stock-based compensation expense.  We use non-GAAP gross profit to measure, understand and evaluate our core operating performance and trends and to develop short-term and long-term operating plans. Non-GAAP gross margin is defined as GAAP Gross Margin less non-cash stock-based compensation expense.  We use non-GAAP gross margin to measure understand and evaluate our core business performance. Adjusted EBITDA is defined as net loss before interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation, remeasurements of liability-classified warrants, and other nonrecurring nonoperating income and expenses. We use Adjusted EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. Adjusted operating expenses is defined as operating expenses before depreciation and amortization expense and stock-based compensation expense.  We use adjusted operating expenses to measure our operating expenses, excluding items we do not believe directly reflect our core operations.  The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP, and our presentation of non-GAAP measures may be different from non-GAAP measures used by other companies. For a reconciliation of each of non-GAAP gross profit, non-GAAP gross margin, Adjusted EBITDA and adjusted operating expenses to its most directly comparable GAAP measure, please refer to the reconciliations below.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which statements are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. We caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, which are subject to a number of risks. Forward-looking statements in this press release include, but are not limited to, statements regarding the positive impact of the Company’s proof that its system delivers a speedup over classical for certain classes of complex problems, the Company’s ability to draw on the second and third tranches of the term loan with PSPIB Unitas Investments II Inc., the Company’s ability to raise additional funds under the ELOC, and the Company’s expectations relating to revenue and adjusted EBITDA for the full fiscal year 2023 , as well as its revenue expectations for the second quarter. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including general economic conditions and other risks, our ability to expand our customer base and the customer adoption of our solutions, and the uncertainties and factors set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2022,, as well as factors associated with companies, such as D-Wave, that are engaged in the business of quantum computing, including anticipated trends, growth rates, and challenges in those businesses and in the markets in which they operate; the outcome of any legal proceedings that may be instituted against us; risks related to the performance of our business and the timing of expected business or financial milestones; unanticipated technological or project development challenges, including with respect to the cost and/or timing thereof; the performance of our products; the effects of competition on our business; the risk that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all; the risk that we may never achieve or sustain profitability; the risk that we are unable to secure or protect our intellectual property; volatility in the price of our securities; and the risk that our securities will not maintain the listing on the NYSE. Furthermore, if the forward-looking statements contained in this press release prove to be inaccurate, the inaccuracy may be material. In addition, you are cautioned that past performance may not be indicative of future results. In light of the significant uncertainties in these forward-looking statements, you should not place undue reliance on these statements in making an investment decision or regard these statements as a representation or warranty by any person we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

D-Wave Quantum Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	March 31,	December 31,
(In thousands of U.S. dollars, except share and per share data)	2023	2022
Assets
Current assets:
Cash	$8,988	$7,065
Trade accounts receivable, net	542	757
Inventories	2,240	2,196
Prepaid expenses and other current assets	3,142	3,907
Total current assets	14,912	13,925
Property and equipment, net	2,041	2,294
Operating lease right-of-use assets	8,927	9,133
Intangible assets, net	228	244
Other noncurrent assets	1,351	1,351
Total assets	$27,459	$26,947
Liabilities and stockholders' (deficit) equity
Current liabilities:
Trade accounts payable	$5,608	$3,756
Accrued expenses and other current liabilities	9,859	8,640
Loans payable, current	790	1,671
Deferred revenue, current	1,827	1,781
Total current liabilities	18,084	15,848
Warrant liabilities	1,254	1,892
Operating lease liabilities, net of current portion	7,165	7,301
Loans payable, noncurrent	8,260	7,811
Deferred revenue, noncurrent	9	9
Total liabilities	34,772	32,861
Commitments and contingencies (Note 14)
Stockholders' (deficit) equity:
Common stock*, par value $0.0001 per share; 675,000,000 shares authorized at March 31, 2023 and December 31, 2022, respectively; 127,173,552 shares and 113,335,530 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively.	12	11
Additional paid-in capital	404,501	381,274
Accumulated deficit	(401,405)	(376,797)
Accumulated other comprehensive loss	(10,421)	(10,402)
Total stockholders' (deficit) equity	(7,313)	(5,914)
Total liabilities and stockholders’ equity	$27,459	$26,947

D-Wave Quantum Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
	For the Three Months Ended March 31,
(In thousands, except share and per share data)	2023	2022
Revenue	$1,583	$1,713
Cost of revenue	1,162	616
Total gross profit	421	1,097
Operating expenses:	26.6%	64.0%
Research and development	10,915	6,802
General and administrative	11,296	3,646
Sales and marketing	2,900	1,600
Total operating expenses	25,111	12,048
Loss from operations	(24,690)	(10,951)
Other income (expense), net:
Interest expense	(454)	(525)
Change in fair value of warrant liabilities	638	-
Realized loss on settlement of Purchase Agreement	-	-
Other income (expense), net	(102)	(181)
Total other income (expense), net	82	(706)
Net loss	$(24,608)	$(11,657)
Net loss per share, basic and diluted	$(0.20)	$(0.09)
Weighted-average shares * used in computing net loss per share, basic and diluted	123,144,097	125,385,841
Comprehensive loss:
Net loss	$(24,608)	$(11,657)
Foreign currency translation adjustment, net of tax	(19)	(70)
Net comprehensive loss	$(24,627)	$(11,727)

D-Wave Quantum Inc.
Condensed Consolidated Statements of Cash Flows
 (Unaudited)
	Three months ended March 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net loss	$(24,608)	$(11,657)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	339	412
Stock-based compensation	6,755	783
Amortization of operating right of use assets	206	227
Non-cash interest expense	437	525
Change in fair value of Warrant liabilities	(638)	-
Other non-cash activities	44	527
Change in operating assets and liabilities:
Trade accounts receivable	215	(321)
Inventories	(59)	(205)
Prepaid expenses and other current assets	767	(1,952)
Trade accounts payable	1,858	(395)
Accrued expenses and other current liabilities	1,214	2,936
Deferred revenue	46	(163)
Operating lease liabilities, net of current portion	(150)	(226)
Net cash used in operating activities	(13,574)	(9,509)
Cash flows from investing activities:
Purchase of property and equipment	(64)	(123)
Purchase of software	(12)	(21)
Net cash used in investing activities	(76)	(144)
Cash flows from financing activities:
Proceeds from government program	-	3,178
Proceeds from debt financing	-	14,700
Proceeds from Lincoln Park Purchase Agreement	15,683	-
Proceeds from issuance of common stock upon exercise of stock options	546	7
Debt payments	(881)	(13)
Short swing profit settlement	244	-
Net cash provided by financing activities	15,592	17,872
Effect of exchange rate changes on cash and cash equivalents	(19)	(41)
Net (decrease) increase in cash and cash equivalents	1,923	8,178
Cash and cash equivalents at beginning of period	$7,065	$9,483
Cash and cash equivalents at end of period	$8,988	$17,661
Supplemental disclosure of noncash investing and financing activities:
Unpaid deferred costs	$-	$3,734

D-Wave Quantum Inc.
Reconciliation of Gross Profit to Non-GAAP Gross Profit
For the Three Months Ended March 31, 2023 and 2022.
(In thousands)

	For the three months ended March 31,
	2023	2022
Gross Profit	$421	$1,097
Excluding:
Depreciation and Amortization (1)	54	40
Stock based compensation (2)	377	32
Non-GAAP Gross Profit	852	1,169
Non-GAAP Gross Profit %	53.8%	68.2%

(1) Depreciation and Amortization reflects the Depreciation and Amortization incorporated in the Cost of revenue only, which differs from the Total Depreciation and Amortization set forth in the Consolidated Statements of Cash Flows that also includes Depreciation and Amortization recorded in Operating expenses.
 (2) Stock based compensation reflects the stock based compensation recorded in Cost of revenue only, which differs from the total stock based compensation set forth in the Consolidated Statement of Cash Flows that also includes stock based compensation recorded in Operating expenses.

D-Wave Quantum Inc.
Reconciliation of Operating Expenses to Non-GAAP Operating Expenses
For the Three Months Ended March 31, 2023 and 2022
(In thousands)

	For the three months ended March 31,
	2023	2022
Operating Expenses	$25,111	$12,048
Excluding:
Depreciation and Amortization (1)	285	372
Stock based compensation	6,378	751
Non-recurring one time expenses (2)	680	-
Non-GAAP Operating Expenses	$17,768	$10,925

(1) Depreciation and Amortization reflects the Depreciation and Amortization incorporated in the Operating expenses only, which differs from the Total Depreciation and Amortization set forth in the Consolidated Statement of Cash Flows that also includes Depreciation and Amortization recorded in Cost of revenue.
(2) Non-recurring, one-time expenses related to legal, consulting, and accounting fees.

D-Wave Quantum Inc.
Reconciliation of Net Loss to Adjusted EBITDA
For the Three Months Ended March 31, 2023 and 2022
(In thousands)

	For the three months ended March 31,
	2023	2022
Net loss	$(24,608)	$(11,657)
Excluding:
Depreciation and Amortization	339	412
Stock based compensation	6,755	783
Interest expense (1)	454	525
Change in fair value of warrant liabilities	(638)	-
Other Income (expense), net (2)	102	181
Non-recurring one-time expenses (3)	680	-
Adjusted EBITDA	$(16,916)	$(9,756)

(1) Interest expense primarily reflects the accrued interest associated with the below market interest rate government loans as if they were interest-bearing at market rates of interest, and the interest and amortization of the final fee associated with the Venture Loan with PSPIB Unitas Investments II Inc. that was entered into on March 3, 2022.

(2) Other Income (expense), net consists primarily of foreign exchange gains and losses, and is included in the above table to facilitate the reconciliation of Adjusted EBITDA to Net loss.

(3) Non-recurring one-time expenses related to legal, consulting, and accounting fees.

Contacts

Investor Contact:
Kevin Hunt
ir@dwavesys.com

Media Contact:
Amy McDowell
media@dwavesys.com